UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

Kosan Biosciences Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31633	94-3217016
(Commission File Number)	(IRS Employer Identification No.)

3832 Bay Center Place, Hayward, CA 94545

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 732-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Separation and Consulting Agreement

Kosan Biosciences Incorporated, a Delaware corporation (the “Company”), entered into a Separation and Consulting Agreement on March 20, 2006, effective as of February 13, 2006, with Daniel V. Santi, M.D., Ph.D. in connection with his resignations as the Chief Executive Officer, Chairman of the Board of Directors of the Company (the “Board”), and a member of the Board (the “Agreement”). The Agreement provides for a cash severance payment of approximately $690,600 to Dr. Santi, as well as payment by the Company of Dr. Santi’s health insurance premiums to continue Dr. Santi’s group health care coverage pursuant to federal COBRA law, until the earlier of August 31, 2007 or the date on which Dr. Santi becomes eligible for health insurance coverage from another employer.

Under the terms of the Agreement, the Company also engaged Dr. Santi as a consultant to the Company to provide consulting services to the Company of at least eight hours per month, beginning February 14, 2006, when and if requested by the Company. Under the terms of the Agreement, Dr. Santi will be compensated for his consulting services at a rate of $325 per hour, and any stock options held by Dr. Santi will continue to vest so long as he continues to provide consulting services to the Company. Dr. Santi will be prohibited from engaging in specified competing activities during the consulting relationship. Dr. Santi’s consulting relationship with the Company will terminate on the earliest of certain events, including but not limited to: (i) the date on which the consulting relationship is terminated by the Company due to any material breach by Dr. Santi of the Agreement or other specified obligations to the Company; (ii) the date on which the Company terminates the consulting relationship at its discretion, which may not occur prior to February 13, 2008; (iii) the date on which Dr. Santi terminates the consulting relationship at his discretion; or (iv) the date on which Dr. Santi and the Company mutually agree to terminate the consulting relationship.

In addition, the Agreement provides that, for the longer of either (a) February 13, 2007, or (b) the date upon which Dr. Santi’s total beneficial ownership of the Company’s common stock constitutes less than ten percent (10%) of the outstanding common stock of the Company, Dr. Santi will be subject to lock-up restrictions with respect to the sale, transfer, assignment or other disposal of the Company’s common stock that he owns to the same extent as the directors and officers of the Company in connection with any public or other offering of the Company’s common stock, provided that, such lock-up restrictions shall not exceed ninety (90) days duration and Dr. Santi’s shares shall be subject to no more than one lock-up in any period of one hundred eighty (180) consecutive days, and provided, further, that, no lock-up restrictions shall apply to any sale of common stock pursuant to a plan adopted under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, that is in effect prior to the date that lock-up restrictions are requested. In addition, the Agreement provides that Dr. Santi will not sell or otherwise transfer any shares of the Company’s common stock prior to April 14, 2006, including any sales or transfers under a Rule 10b5-1 plan. Moreover, the Agreement provides that for the longer of either (a) February 13, 2007, or (b) the date upon which Dr. Santi’s total beneficial ownership of the Company’s common stock constitutes less than ten percent (10%) of the outstanding common stock of the Company, Dr. Santi will provide the Company with at least five (5) business days advance notice of any sale or other transfer of more than ten thousand (10,000) shares of the Company’s common stock and, if requested by the Company, Dr. Santi will consult with the Company in connection with the disposition of such shares.

In addition to the above provisions, the Agreement contains a general release of all known and unknown claims by Dr. Santi in favor of the Company, its employees, successors and assigns, and other specified persons, and the Agreement contains a general release of all known and unknown claims by the Company in favor of Dr. Santi, his successors and assigns, and other specified persons, with the exception of claims concerning certain subject areas specified in the Agreement.

Rule 10b5-1 Sales Plan

On March 20, 2006, Dr. Santi established a Rule 10b5-1 Sales Plan (the “Rule 10b5-1 Plan”) that will become active on April 17, 2006 and will continue in effect until market close on April 13, 2007. The Rule 10b5-1 Plan covers the sale of up to an aggregate of 700,000 shares of the Company’s common stock held by Dr. Santi.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kosan Biosciences Incorporated

Dated: March 24, 2006	By:	/s/ Margaret A. Horn Margaret A. Horn, Senior Vice President, General Counsel and Secretary